Exhibit 99.1

Fluor Corporation	Brian Mershon / Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 281.263.6030 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER RESULTS

IRVING, TEXAS — July 31, 2014 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2014.  Net earnings attributable to Fluor from continuing operations were $163 million, or $1.02 per diluted share, compared with $161 million, or $0.98 per diluted share a year ago.  Consolidated segment profit for the quarter was $313 million, up 9 percent from $288 million in the second quarter of 2013.  Improved segment profit results were primarily driven by a 57 percent increase in Oil & Gas, which was partly offset by a decline in the Industrial & Infrastructure segment.  Revenue for the second quarter was $5.3 billion, down from $7.2 billion a year ago, mainly due to reductions in the Industrial & Infrastructure segment’s mining and metals business line.

New awards for the quarter were $5.9 billion, including $3.1 billion in Government, $1.5 billion in Oil & Gas and $1.2 billion in Industrial & Infrastructure.  Consolidated backlog at the end of the quarter rose to $40.3 billion, up modestly over last quarter and up 9 percent from $37.0 billion a year ago.

“Our Oil & Gas group continues to generate substantial double-digit profit growth,” said Chairman and Chief Executive Officer David Seaton.  “While we see continued weakness in many non-energy-related markets, we are very encouraged by the robust slate of major oil, gas and petrochemical prospects globally.”

Corporate G&A expense for the second quarter of 2014 was $57 million, compared with $32 million a year ago.  Expenses in the quarter increased primarily due to higher stock-based compensation and expenses for severance and other costs associated with organizational realignment.  During the quarter, the Company repurchased approximately $132 million worth of Fluor shares, and paid out $34 million in dividends to shareholders.  Fluor’s cash and marketable securities balance rose modestly over prior periods to $2.7 billion.

Outlook

Results to date were consistent with the Company’s expectation for lower overall revenue, offset by improved margins.  Looking ahead, the Company expects that improved results in a number of businesses will complement continuing strength in Oil & Gas to drive stronger EPS in the second half of the year.  The Company is maintaining its full year 2014 EPS from continuing operations guidance of $4.10 to $4.45 per diluted share.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $167 million, rising 57 percent from the second quarter of 2013.  Strong segment profit results reflect favorable project performance, growing contributions from upstream and petrochemical projects and an increase in higher margin engineering and design activities.  Revenue of $2.8 billion was level with the second quarter of 2013, as contributions from new projects were largely offset by lower revenue on large projects that progressed toward completion.  Second quarter new awards for the segment totaled $1.5 billion, including a refinery project in Belgium.  Ending backlog for the Oil & Gas segment was $24.2 billion, up 29 percent from $18.7 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $97 million, compared with $129 million in the second quarter of 2013.  Revenue for the quarter was $1.5 billion, down from $3.1 billion a year ago.  Revenue and segment profit results reflect a continued decline in contributions from the mining and metals business line, partly offset by growth in the infrastructure business line.  New awards for the second quarter were $1.2 billion, including the engineering, procurement and construction management of a large manufacturing facility in the United States.  Backlog for the quarter was $9.2 billion, down from $16.2 billion a year ago, mainly due to substantially lower mining and metals new awards over the past two years.

The Government group reported segment profit of $14 million, level with a year ago when results were impacted by a $17 million charge associated with the resolution of the Company’s final claim on a completed embassy project.  Current quarter segment profit reflects reductions in task order volume on the LOGCAP IV contract in Afghanistan.  Revenue for the quarter declined 11 percent to $599 million, due to the lower LOGCAP IV task order volume.  New awards totaled $3.1 billion for the quarter, including a multi-year nuclear decommissioning project in the United Kingdom and LOGCAP IV task order awards.  Ending backlog rose to $5.2 billion, compared with $531 million a year ago and $2.6 billion last quarter.  Effective December 31, 2013, the Company began including the unfunded portion of multi-year government contracts in new awards and backlog, to be more comparable with industry practice.

Segment profit for Global Services was $20 million in the second quarter, which compares to $28 million a year ago.  Revenue declined modestly to $145 million from $154 million last year.  Lower results in the quarter were mainly driven by reductions in the equipment business line’s mining-related activities in Latin America.

Segment profit for the Power business was $15 million and includes the recording of $17 million in a cost-sharing award from the U.S. Department of Energy related to NuScale.  NuScale expenses in the current quarter, before the benefit of the cost-sharing award, were $21 million which compares with $13 million a year ago.  Revenue for the quarter declined to $204 million, from $423 million a year ago, as two solar projects and a gas-fired power plant neared completion.  New awards for the quarter were $38 million, compared with $59 million in the second quarter of 2013, reflecting weak demand for new power facilities.  Ending backlog was $1.7 billion, which was comparable with $1.6 billion a year ago.

Results for the Six Months

Net earnings attributable to Fluor from continuing operations for the six months ended June 30, 2014 were $312 million, or $1.93 per diluted share.  This compares with $328 million, or $2.00 per diluted share, for the first six months of 2013.  Revenue declined to $10.6 billion, compared with $14.4 billion in the first half of last year, mainly due to a decline in contributions from the mining and metals business line.

Discontinued Operations

In the second quarter of 2014, the Company received an appellate court ruling relating to the Doe Run lead business, which the Company sold in 1994.  As a result, the Company has recorded an after-tax charge of approximately $85 million, or $0.54 per diluted share from discontinued operations, which may result in cash outflows in the future.

Both parties have filed motions for rehearing with respect to various aspects of the opinion and to transfer the matter to the Missouri Supreme Court.  The Company will also continue to seek to enforce its rights to indemnification from the buyer pursuant to the terms of the 1994 sale agreement.

Second Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, July 31, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects. The company creates and delivers innovative solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis.  For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors. Headquartered in Irving, Texas, Fluor ranks 109 on the FORTUNE 500 list.  With more than 40,000 employees worldwide, the company’s revenue for 2013 was $27.4 billion.  Visit Fluor at www.fluor.com and follow on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or may increase costs or delay project schedules; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; international security risks; delays or defaults in client payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; liabilities arising from faulty services; the impact of anti-bribery and international trade laws and regulations; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions or inability to protect intellectual property; foreign exchange risks; failure to maintain safe worksites; the impact of environmental, health and safety regulations or other laws; possible limitations on bonding or letter of credit capacity; the Company’s ability to secure appropriate insurance; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; and risks or uncertainties associated with acquisitions, dispositions and investments.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2014. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2014	2013
Revenue	$5,251.7	$7,190.3
Cost and expenses:
Cost of revenue	4,906.4	6,857.5
Corporate general and administrative expense	56.7	31.9
Interest expense, net	3.3	2.2
Total cost and expenses	4,966.4	6,891.6
Earnings from continuing operations before taxes	285.3	298.7
Income tax expense	90.1	91.4
Earnings from continuing operations	195.2	207.3
Loss from discontinued operations, net of taxes	(85.2)	—
Net earnings	110.0	207.3
Less: Net earnings attributable to noncontrolling interests	32.2	45.9
Net earnings attributable to Fluor Corporation	$77.8	$161.4

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$163.0	$161.4
Loss from discontinued operations, net of taxes	(85.2)	—
Net earnings	$77.8	$161.4

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.03	$0.99
Loss from discontinued operations, net of taxes	(0.54)	—
Net earnings	$0.49	$0.99
Weighted average shares	158.5	162.8

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.02	$0.98
Loss from discontinued operations, net of taxes	(0.54)	—
Net earnings	$0.48	$0.98
Weighted average shares	160.5	164.1

New awards	$5,863.1	$7,194.0
Backlog	$40,328.2	$37,048.9
Work performed	$5,106.6	$7,035.9

SIX MONTHS ENDED JUNE 30	2014	2013
Revenue	$10,636.3	$14,376.0
Cost and expenses:
Cost of revenue	9,978.7	13,701.3
Corporate general and administrative expense	94.5	64.5
Interest expense, net	6.4	5.2
Total cost and expenses	10,079.6	13,771.0
Earnings from continuing operations before taxes	556.7	605.0
Income tax expense	168.2	184.4
Earnings from continuing operations	388.5	420.6
Loss from discontinued operations, net of taxes	(85.2)	—
Net earnings	303.3	420.6
Less: Net earnings attributable to noncontrolling interests	76.4	92.7
Net earnings attributable to Fluor Corporation	$226.9	$327.9

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$312.1	$327.9
Loss from discontinued operations, net of taxes	(85.2)	—
Net earnings	$226.9	$327.9

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.96	$2.02
Loss from discontinued operations, net of taxes	(0.54)	—
Net earnings	$1.42	$2.02
Weighted average shares	159.3	162.6

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.93	$2.00
Loss from discontinued operations, net of taxes	(0.52)	—
Net earnings	$1.41	$2.00
Weighted average shares	161.4	164.1

New awards	$16,531.6	$13,705.7
Backlog	$40,328.2	$37,048.9
Work performed	$10,348.5	$14,071.6

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30	2014		2013
Revenue
Oil & Gas	$2,817.5		$2,856.5
Industrial & Infrastructure	1,486.5		3,082.3
Government	598.6		674.5
Global Services	145.1		154.4
Power	204.0		422.6
Total revenue	$5,251.7		$7,190.3

Segment profit $ and margin %
Oil & Gas	$167.4	5.9%	$106.8	3.7%
Industrial & Infrastructure	97.1	6.5%	129.4	4.2%
Government	13.9	2.3%	13.6	2.0%
Global Services	19.8	13.6%	27.6	17.9%
Power	14.9	7.3%	10.6	2.5%
Total segment profit $ and margin %	$313.1	6.0%	$288.0	4.0%

Corporate general and administrative expense	(56.7)		(31.9)
Interest expense, net	(3.3)		(2.2)
Earnings attributable to noncontrolling interests	32.2		44.8
Earnings from continuing operations before taxes	$285.3		$298.7

SIX MONTHS ENDED JUNE 30	2014		2013
Revenue
Oil & Gas	$5,547.2		$5,625.8
Industrial & Infrastructure	3,154.6		6,214.5
Government	1,191.8		1,425.8
Global Services	287.8		304.3
Power	454.9		805.6
Total revenue	$10,636.3		$14,376.0

Segment profit $ and margin %
Oil & Gas	$305.3	5.5%	$211.3	3.8%
Industrial & Infrastructure	197.4	6.3%	256.3	4.1%
Government	26.4	2.2%	54.9	3.9%
Global Services	38.6	13.4%	55.3	18.2%
Power	13.5	3.0%	3.8	0.5%
Total segment profit $ and margin %	$581.2	5.5%	$581.6	4.0%

Corporate general and administrative expense	(94.5)		(64.5)
Interest expense, net	(6.4)		(5.2)
Earnings attributable to noncontrolling interests	76.4		93.1
Earnings from continuing operations before taxes	$556.7		$605.0

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30,	DECEMBER 31,
	2014	2013
Cash and marketable securities, including noncurrent	$2,675.5	$2,745.0
Total current assets	6,004.8	6,003.7
Total assets	8,399.0	8,323.9
Total short-term debt	29.2	29.8
Total current liabilities	3,570.8	3,407.2
Long-term debt	496.8	496.6
Shareholders’ equity	3,646.5	3,757.0

Total debt to capitalization % (based on shareholders’ equity)	12.6%	12.3%
Shareholders’ equity per share	$23.14	$23.29

SELECTED CASH FLOW ITEMS

($ in millions)

SIX MONTHS ENDED JUNE 30	2014	2013

Cash provided by operating activities	$425.7	$235.5

Investing activities
Net (purchases) sales and maturities of marketable securities	(32.8)	(38.9)
Capital expenditures	(148.9)	(121.8)
Proceeds from disposal of property, plant and equipment	47.1	32.5
Proceeds from sales of equity method investments	44.0	3.0
Investments in partnerships and joint ventures	(18.0)	(32.8)
Consolidation of a variable interest entity	—	24.7
Acquisitions	—	(7.7)
Other items	2.0	2.5
Cash utilized by investing activities	(106.6)	(138.5)

Financing activities
Repurchase of common stock	(323.5)	—
Dividends paid	(59.7)	(26.2)
Repayment of 5.625% Municipal Bonds	—	(17.8)
Repayment of convertible debt and notes payable	(0.1)	(8.6)
Distributions paid to noncontrolling interests, net of capital contributions	(44.1)	(44.3)
Other Items	6.3	3.4
Cash utilized by financing activities	(421.1)	(93.5)

Effect of exchange rate changes on cash	1.2	(53.0)

Decrease in cash and cash equivalents	$(100.8)	$(49.5)

Depreciation	$94.9	$108.8

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2014		2013		% Chg

Oil & Gas	$1,488	25%	$3,311	46%	(55)%
Industrial & Infrastructure	1,249	21%	3,568	50%	(65)%
Government	3,088	53%	256	3%	NM
Power	38	1%	59	1%	(36)%
Total new awards	$5,863	100%	$7,194	100%	(19)%

SIX MONTHS ENDED JUNE 30	2014		2013		% Chg

Oil & Gas	$10,319	63%	$6,375	47%	62%
Industrial & Infrastructure	2,173	13%	5,812	42%	(63)%
Government	3,836	23%	1,012	7%	NM
Power	204	1%	507	4%	(60)%
Total new awards	$16,532	100%	$13,706	100%	21%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2014		2013		% Chg

Oil & Gas	$24,197	60%	$18,700	51%	29%
Industrial & Infrastructure	9,248	23%	16,231	44%	(43)%
Government	5,184	13%	531	1%	NM
Power	1,699	4%	1,587	4%	7%
Total backlog	$40,328	100%	$37,049	100%	9%

United States	$12,293	30%	$11,014	30%	12%
The Americas (excluding the United States)	12,328	31%	12,168	33%	1%
Europe, Africa and the Middle East	13,555	34%	11,053	30%	23%
Asia Pacific (including Australia)	2,152	5%	2,814	7%	(24)%
Total backlog	$40,328	100%	$37,049	100%	9%

NM - Not meaningful